SXL’s Acquisition of Vitol’s Midland Basin Crude System September, 2016 Filed Pursuant to Rule 433 Registration No. 333-206301 September 26, 2016

Forward-Looking Statements Statements we make that are not historical facts are forward-looking statements. These forward-looking statements are not guarantees of future performance. Although we believe the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements involve risks and uncertainties that may affect our business and cause actual results to differ materially from those discussed in this presentation. Such risks and uncertainties include economic, business, competitive and/or regulatory factors affecting our business, as well as uncertainties related to the outcomes of any pending or future litigation. Sunoco Logistics Partners L.P. has included in its Annual Report on Form 10-K for the year ended December 31, 2015 cautionary language identifying important risk factors (though not necessarily all such factors) that could cause future outcomes to differ materially from those set forth in the forward-looking statements. For more information about these risk factors, see our SEC filings, available on our website at www.sunocologistics.com. We expressly disclaim any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

Vitol Crude Platform

Strategic Transaction Acquisition Sunoco Logistics entered into an agreement with Vitol, Inc. to purchase an integrated crude oil business in West Texas for approximately $760 million plus working capital which includes: 2 million barrel crude oil terminal in Midland, Texas including SunVit Crude oil gathering and mainline pipeline system in the Midland Basin Significant acreage dedication from an investment grade Permian producer Crude oil inventories related to Vitol’s crude oil acquisition and marketing business 50 percent interest in SunVit Pipeline LLC (Sunoco Logistics would own 100 percent) Closing expected in 4Q16 Financial Support ETP has agreed to reduce its incentive distributions by a total of $60 million over a two year period This financial support via incentive distribution relief supports accretion for this acquisition

Strategic Rationale Strategic Platform We were evaluating building a Midland terminal to complement our long term Permian strategy We expect this to be a synergistic fit to our growing crude platform in the Permian Enhances the value chain from the well head to the end markets in this very competitive area The Vitol/SunVit system connects to our Permian Express 2 and West Texas Gulf pipeline system (which could lead to enhanced volumes downstream of Midland) Delivery connectivity provides flexibility to deliver to optimal fungible crude market Alignment with premier independent and integrated producers Pipeline and Terminal Assets in Prime location of the Midland Basin Currently, 200 of the ~ 400 crude oil rigs in the US are in the Permian Basin Industry sources believe the highest quality rock in the world is in Midland, Martin, Upton, Howard, and Glasscock counties of the Midland Basin ~80 of the US crude oil rigs are in the 5 counties mentioned above Excellent results seen in multiple zones – Spraberry, Wolfcamp and others

Strategic Rationale Commercial Activity ~ 90% of throughput volume supported by acreage dedication or take or pay contracts Currently ~ 170 MBPD volume moving through the combined terminal Significant acreage dedication from an investment grade Permian producer Storage in place provides immediate contango opportunity capture Terminal tankage allows for expanded ability for crude condensate segregation from Delaware Basin to Nederland All pipelines have significant available capacity for production growth Increases footprint to bring additional gathering to terminal

Strategic Location in Key Midland Basin Counties

Asset Detail Midland Terminal 2 MMB total capacity (1 MMB at Vitol and 1 MMB at SunVit) 14-lane truck station Connected to Centurion Midland, Enterprise Midland, Permian Express 2 (via SunVit) North System 29 miles of 12” mainline plus 33 miles of gathering lines RC Smith truck station: 4mbbls storage, 8 lanes Dickenson truck station: 2 mbbls storage, 4 lanes East System 11 miles of 8” mainline and 10 miles of gathering lines to Midland Terminal Blewitt truck station: 2 mbbls storage, 4 lanes Midkiff Mainline 25 miles of 12” mainline to Midland Terminal 4-lane truck station with 52 mbbls storage Midkiff West Lateral 12 miles of mainline and gathering lines into Midkiff 12” mainline 4-lane truck station with 2 mbbls storage SunVit Pipeline LLC 38 miles of 20” mainline from SunVit Terminal to Garden City ~ 1 MMB storage 6-lane truck station 20” to Garden City 2 MMB terminal